Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 23, 2016 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly cash dividend of $.13 per share to shareholders of record July 5, 2016, payable July 29, 2016. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "The bank continues to deliver solid earnings from strong loan demand and exceptional control of expenses. We are pleased for the 107th time to declare a cash dividend to our shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500